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                              AMENDED AND RESTATED
                               OPERATING AGREEMENT
                                       OF
                             ARMOR HOLDINGS LP, LLC

      This Amended and Restated Operating Agreement (this "Agreement") of Armor Holdings LP, LLC (the "Company"), is entered into as of the 8th day of October, 2003 by and between Armor Holdings, Inc. (the "Member"), a Delaware corporation, and the Company.

      Pursuant to and in accordance with the Limited Liability Company Law of the State of Delaware, as amended from time to time (the "LLCL"), the Member hereby agrees as follows:

      1. Name. The name of the limited liability company shall be Armor Holdings LP, LLC.

      2. Office. The principal office of the Company shall be located at 1400 Marsh Landing Parkway, Suite 112, Jacksonville, FL 32250 or such other place or places as the Member shall determine.

      3. Term. The term of the Company commenced as of the date of filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware and the Company shall be dissolved and its affairs wound up as provided in said Certificate, in this Agreement or as otherwise provided in the LLCL.

      4. Purpose. The Company is formed for the purpose of engaging in any lawful act or activity for which limited liability companies may be organized under the LLCL, and engaging in any other lawful act or activity for which limited liability companies may be formed under the LLCL and engaging in any and all activities necessary or incidental to the foregoing.

      5. Member. The name and the mailing address of the Member is as follows:

                  Name                         Address
                  ----                         -------

                  Armor Holdings, Inc.         1400 Marsh Landing Parkway
                                               Suite 112
                                               Jacksonville, FL 32250

      The Member is authorized to admit additional members and/or create different classes of members.

      6. Management; Powers. The business and affairs of the Company shall be managed by the Member. The Member is authorized to execute any and all documents on behalf of the Company necessary or appropriate in connection with the acquisition, financing, operation, management or development of any property of the Company. The Member may appoint one or more Managers and/or officers who shall be authorized to exercise such of the Member's rights and power as designated by the Member.

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      7. Capital Contributions. The initial capitalization of the Company by the
Member is set forth on Schedule A.

      8. Additional Contributions. The Member is not required to make any additional capital contribution to the Company, provided however, that additional capital contributions may be made at such time and in such amounts as the Member shall determine.

      9. Allocation of Profits and Losses. The Company's profits and losses shall be allocated to the Member as set forth on Schedule A.

      10. Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Member and in accordance with the same percentages as profits and losses are allocated.

      11. Certification of Membership Interests. Each Member's membership interest in the Company shall be evidenced by a certificate (each, a "Certificate"). Each Certificate shall be executed by the Manager or any executive officer of the Company. The Company shall keep or cause to be kept a register in which the Company will provide for the registration and transfer of membership interests. Upon surrender for transfer of any Certificate, the Company will cause the execution, in the name of the registered holder or the designated transferee, of one or more new Certificates, evidencing the same aggregate amount of membership interest as did the Certificate surrendered. Every Certificate surrendered for transfer shall be duly endorsed, or be accompanied by a written instrument of transfer, in form satisfactory to the Manager or the executive officers of the Company, duly executed by the registered holder thereof. The Company shall issue a new Certificate in place of any Certificate previously issued if the record holder of the Certificate makes proof by affidavit, in form and substance satisfactory to the Manager or executive officers of the Company, that a previously issued Certificate has been lost, destroyed or stolen. A membership interest in the Company evidenced by a Certificate shall constitute a security for all purposes of Article 8 of the Delaware Uniform Commercial Code.

      12. Admission of Additional Members. The Member may cause the Company to admit one or more additional members to the Company.

      13. Liability of Members. The Member shall not have any liability for the obligations or liabilities of the Company.

      14. Exculpation of Member. The Member shall not be liable to the Company for any breach of duty in such capacity, unless otherwise required by law.

      15. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

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      IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Operating Agreement.

                                    ARMOR HOLDINGS LP, LLC


                                         By:   /s/  Robert R. Schiller
                                            ---------------------------------
                                             Name:  Robert R. Schiller
                                             Title: Vice President

                                    ARMOR HOLDINGS, INC.


                                          By:  /s/  Robert R. Schiller
                                            ---------------------------------
                                             Name:  Robert R. Schiller
                                             Title: Chief Operating Officer,
                                                    Chief Financial Officer
                                                    and Secretary

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                                    EXHIBIT A

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Name                     Capital Contribution   Allocation of Profits and Losses

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Armor Holdings, Inc.             $100                       100%
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